EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Thatcher Mining PTE LTD of our report dated January 13, 2007, on our audit of the financial statements of Thatcher Mining PTE LTD for the period from inception (June 8, 2006) to September 30, 2006 and the results of their operations and cash flows.

KABANI & COMPANY, NC.
Los Angeles, California

March 30, 2007